Consent of Independent Registered Public Accounting Firm

The Board of Directors
INTL FCStone Inc.:

We consent to the use of our reports dated December 12, 2012 with respect to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Kansas City, Missouri
February 14, 2013